SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement            [ ]  Confidential, for Use of the
                                                 Commission Only as permitted by
                                                 Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11c or sec. 240.14a-12

                               THE CIT GROUP, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X] No fee required.

      [ ] Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies.

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      [ ] Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided  by Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                           [THE CIT GROUP, INC. LOGO]

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1998

                                   ----------

TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of The CIT Group, Inc. (the "Company") will be held in the Chase Manhattan Auditorium, at The Chase Manhattan Corporation, Third Floor, 270 Park Avenue, New York, New York 10017, at 10:30 a.m. Eastern Daylight Savings Time, on Wednesday, May 27, 1998, to vote on the following:

            1. The election of ten directors of the Company; and

            2. The  selection  by the Board of Directors of KPMG Peat Marwick
               LLP as the Company's independent public accountants for 1998.

      The record date for the meeting, used to determine which stockholders are entitled to vote at the meeting and receive these materials, is March 30, 1998.

                                            By Order of the Board of Directors,

                                            /s/ ERNEST D. STEIN
                                            ------------------------------------
                                            ERNEST D. STEIN
                                            Secretary

New York, New York
March 31, 1998

                             YOUR VOTE IS IMPORTANT

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

                               THE CIT GROUP, INC

                                   ----------

                                 PROXY STATEMENT

                                   ----------

      The Board of Directors is soliciting proxies to be used at the Annual Meeting of Stockholders, which will be held in the Chase Manhattan Auditorium, at The Chase Manhattan Corporation, Third Floor, 270 Park Avenue, New York, New York, at 10:30 a.m. Eastern Daylight Savings Time, on Wednesday, May 27, 1998. This proxy statement, the enclosed form of proxy and the Annual Report are being mailed to you beginning March 31, 1998. The Annual Report does not constitute a part of the proxy solicitation materials. Our mailing address is 1211 Avenue of the Americas, New York, New York 10036.

      Holders of record of Class A Common Stock and holders of record of Class B Common Stock on March 30, 1998 (the "Record Date") may vote at the Annual Meeting. On the Record Date, 37,173,527 shares of Class A Common Stock and 126,000,000 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting. No other voting securities of the Company were outstanding. Each stockholder is entitled to one vote for each share of Class A Common Stock and five votes for each share of Class B Common Stock held on the Record Date. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the matters that will come before the Annual Meeting.

      If you return your executed proxy in time to permit its review and count, your shares will be voted as you direct. You can specify whether or not shares represented by the proxy are to be voted for the election of all nominees for Director or are to be withheld from some or all of them. You also can specify approval, disapproval or abstention as to the appointment of independent accountants.

      IF YOUR PROXY CARD DOES NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THEY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW, AND "FOR" PROPOSAL 2.

      You may revoke your proxy at any time before it is exercised by written notice to the Secretary, by timely submission of a properly executed later-dated proxy or by voting in person at the Annual Meeting.

      The election of Directors requires a plurality of the votes that could be cast by stockholders who are present in person or represented by proxy at the Annual Meeting. Votes may be cast in favor of or withheld from each nominee. The approval of Proposal 2 requires a majority of the votes that could be cast on such Proposal by stockholders who are present in person or represented by proxy at the Annual Meeting.

      The total number of votes that could be cast at the Annual Meeting is the sum of votes cast and abstentions. Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining the presence of a quorum. Pursuant to applicable law, abstentions will have the same effect as a vote "against" any matter for which they are specified. Abstentions may be specified on Proposal 2, the appointment of independent accountants, but not with respect to Proposal 1, the election of Directors. Under the Rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the Proposals. Proxies submitted by brokers that do not indicate a vote for any or all of the Items (referred to as "broker nonvoters") are not considered "shares present" and will not affect the outcome of the vote.

      We do not know of any other matter to be presented at the Annual Meeting. Under the Company's By-Laws, no business may be transacted at the Annual Meeting other than business that is (a) stated in the Company's notice of Annual Meeting, (b) proposed by or at the direction of the Board of Directors, or (c) proposed by any stockholder of the Company who is entitled to vote at the meeting and who has complied with the notice procedures in the By-Laws.

                                   PROPOSAL 1.

                              ELECTION OF DIRECTORS

      The entire Board of Directors, consisting of ten members, will be elected at the Annual Meeting. Each Director will serve until the next annual meeting of the stockholders or until he or she is succeeded by another qualified director who has been elected.

      Your shares will be voted as directed on the proxy form. If you return the proxy form but fail to indicate the manner in which you would like your shares voted on this Proposal, your shares will be voted for all the nominees named below. If unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted for that other person, unless you revoke your proxy.

      The Board of Directors met four times during 1997, during which time four Directors who were serving at that time were officers of the Company and five
Directors who were serving at that time were officers of the Company's two shareholders. All of the Directors listed below attended at least 75% of the meetings of the Board of Directors during 1997, except for Mr. Kaneko, who attended two meetings, and Mr. Amos and Mr. White, who were appointed by the Board of Directors in January and March, 1998, respectively. On November 13, 1997, the Company consummated its initial public offering (the "Offering") of its Class A Common Stock, which began trading on the NYSE on that date. The Class A Common Stock represents approximately 22.8% of the combined economic interest and 5.6% of the combined voting power of all the outstanding Common Stock. The Class B Common Stock, which is held entirely by The Dai-Ichi Kangyo Bank, Limited ("DKB"), represents approximately 77.2% of the combined economic interest and 94.4% of the combined voting power of all the outstanding Common Stock. Prior to November 13, 1997, the Company was owned 80% by DKB and 20% by The Chase Manhattan Corporation, through a wholly owned subsidiary ("Chase"), and the Board of Directors and its Executive Committee regularly took action by unanimous consent.

Nominees for Board of Directors

      The names and ages of all nominees for the Board of Directors of the Company as of March 24, 1998 and a biographical summary of each such person appear on the following pages. Each of the nominees is now a member of the Board of Directors. This information has been given to the Company by the nominees. No family relationship exists among these persons. Certain Directors are also directors or trustees of privately held businesses or not-for-profit entities that are not discussed below.

Name                     Age  Current Position/Offices
----                     ---  ------------------------
Hisao Kobayashi ..........62  Senior  Advisor,  DKB
                              Chairman of the Board of Directors of the Company

Albert R. Gamper, Jr.(1) .56  President & Chief Executive Officer of the Company

Daniel P. Amos ...........46  President  and Chief  Executive  Officer  of AFLAC
                              Incorporated and American Family Life and Casualty

Yoshiro Aoki .............52  Director and General Manager, New York Branch, DKB

Takasuke Kaneko ..........55  Deputy President, DKB

Joseph A. Pollicino (1) ..58  Vice Chairman of the Company

Paul N. Roth .............58  Partner, Schulte Roth & Zabel LLP

Peter J. Tobin ...........54  Chief  Financial  Officer,   The  Chase  Manhattan
                              Corporation, retired December 1997

Tohru Tonoike (1) ........47  Senior Executive Vice President of the Company

Alan F. White ............60  Senior Associate Dean,  Massachusetts Institute of
                              Technology, Alfred P. Sloan School of Management

----------
(1) Messrs. Gamper, Pollicino, and Tonoike, who are listed above as Directors, are also Executive Officers of the Company.

      Hisao Kobayasi has served as a Director of the Company since December 1989 and as Chairman of the Board of Directors since July 1992. Since May 1995, Mr. Kobayashi has served as a Senior Advisor of DKB, where he had been an employee since 1959. Prior to his appointment as a Senior Advisor, Mr. Kobayashi served in a number of executive positions at DKB, including most recently as Senior Managing Director from May 1993 and Managing Director from June 1991. Mr.
Kobayashi is a director of AFLAC Incorporated, a life insurance company, and Nippon Light Metal Co., Limited, a Japanese corporation.

      Albert R. Gamper, Jr. has served as President and Chief Executive Officer since December 1989 and as a Director since May 1984. From May 1987 to December 1989, Mr. Gamper served as Chairman and Chief Executive Officer. Prior to December 1989, Mr. Gamper also held a number of executive positions at Manufacturers Hanover Corporation, where he had been employed since 1962.

      Daniel P. Amos has served as a Director of the Company since January 1998. Mr. Amos has served as President and Chief Executive Officer of AFLAC Incorporated, a life insurance company, and of its principal subsidiary, American Family Life and Casualty, since August 1990. Mr. Amos is a director of AFLAC Incorporated and Georgia Power Company.

      Yoshiro Aoki has served as a Director of the Company since July 1997. Mr. Aoki has been Director and General Manager of the New York Branch of DKB since June 1997 and General Manager of the New York Branch since May 1997. Prior to such time, Mr. Aoki served as General Manager of the Kabutocho Branch of DKB since May 1995 and as Assistant General Manager of the Personnel Division of DKB since February 1991.

      Takasuke Kaneko has served as a Director of the Company since June 1995. He also was a Director and Senior Executive Vice President of the Company from December 1989 to May 1993. Mr. Kaneko is Deputy President of DKB, a position he has held since June 1997. Previously, Mr. Kaneko served as Senior Managing Director from May 1997 and as Managing Director of DKB since May 1995. Prior to such time, Mr. Kaneko served in a number of other positions at DKB, including Director and General Manager of the International Planning and Coordination Division since August 1994, Director and General Manager of the International Planning Division since June 1994 and General Manager of the International Finance Division since May 1993.

      Joseph A. Pollicino has served as a Director of the Company since August 1986 and Vice Chairman of its Board of Directors since December 1989. Prior to December 1989, Mr. Pollicino held a number of executive positions at the Company and at Manufacturers Hanover Corporation, where he had been employed since 1957.

      Paul N. Roth has served as a Director of the Company since December 1989. Mr. Roth has been a partner in the New York law firm of Schulte Roth & Zabel LLP since it was founded in 1969.

      Peter J. Tobin has served as a Director of the Company since May 1984. Mr. Tobin was appointed Dean of the School of Business at St. John's University, effective August 1998. From April 1996 to December 1997, Mr. Tobin was the Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to April 1996, Mr. Tobin served as Chief Financial Officer of Chemical Bank & Chemical Banking Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation.

      Tohru Tonoike has served as Senior Executive Vice President and as a Director of the Company since April 1997. Prior to April 1997, Mr. Tonoike was employed by DKB since April 1973, where he served in a number of executive positions including, most recently, Head of the Americas Office in the International Planning and Coordination Division since September 1996, Assistant General Manager of Corporate Finance Division I since September 1993 and Head of the CIT Office in the Americas Division since October 1992.

      Alan F. White has served as a Director of the Company since March 24, 1998. Mr. White has served as Senior Associate Dean of the Alfred P. Sloan
School of Management, Massachusetts Institute of Technology, since 1991. Mr. White has held a number of other positions with the Sloan School of Management since 1973, including responsibility for MIT programs in Asia, Europe, and Latin America and Director of Executive Education at MIT. He is a director of SBS Technologies, Inc. and Celerity Solutions, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

Committees of The Board of Directors

      Prior to the Offering, the Board of Directors of the Company had an Executive Committee and an Audit Committee, but did not have a Compensation Committee. The Executive Committee was comprised of five members (Messrs. Albert
R. Gamper, Jr., Joseph A. Pollicino, Peter J. Tobin and Yukiharu Uno, each of whom served as members from January 1, 1997 to November 12, 1997; Mr. Keiji Torii, who served as a member from January 1, 1997 to April 4, 1997 and Mr. Tohru Tonoike, who served as a member from April 25, 1997 to November 12, 1997). The Executive Committee was authorized to take substantially all of the actions permitted to be taken by the Board of Directors, as well as to perform the functions of a compensation committee in determining the compensation of certain executive officers of the Company (other than Messrs. Gamper, Pollicino, Tonoike and Uno). The Executive Committee met 5 times during 1997, including four times while performing the function of a compensation committee. Effective November 13, 1997, the Executive Committee was dissolved. The Board of Directors set the compensation of Messrs. Gamper and Pollicino, who were absent from the discussions of their compensation.

      Prior to the Offering, the Audit Committee of the Board of Directors was comprised of three members (Messrs. Aoki, Roth and Tobin) and met four times during 1997. Each member of the Executive Committee and the Audit Committee attended at least 75% of the meetings held during the period of their service on such committees.

      The following discussion summarizes certain matters concerning current committees of the Board of Directors of the Company, which were formally constituted effective January 1998.

Audit Committee

Number of Members ..... 2

Members ............... Peter J. Tobin (Chairman)
                        Daniel P. Amos
                        Alan F. White

Functions ............. Recommends  independent  public accountants to the Board of Directors for selection, subject to ratification by stockholders; reviews with such accountants and approves the scope of their audit; approves the plan of the internal audit function; reviews reports rendered by the independent public accountants, internal auditor, and regulatory examiners; reviews internal controls, accounting practices, financial reporting, and regulatory compliance; ascertains that recommendations for improving the control environment have been adequately addressed by management; and reports to the Board of Directors as appropriate regarding these consultations and reviews.

Compensation Committee

Number of Members ..... 2

Members ............... Daniel P. Amos (Chairman)
                        Peter J. Tobin

Functions ............. Considers and approves salaries, bonuses and stock-based compensation for the Named Executive Officers, for whom compensation is reported under "Executive Compensation"; administers and makes awards under the Long-Term Equity Compensation Plan; considers and makes recommendations on the Company's annual bonus and long-term incentive programs.

Nominating Committee

      The Company does not have a standing nominating committee.

Executive Officers of the Company

      The names and ages of all executive officers of the Company, in addition to Messrs. Gamper, Pollicino and Tonoike, who are listed above as Directors, as of March 24, 1998 and a biographical summary of each such person, appear on the following pages. No family relationship exists among the executive officers of the Company or with any Director. The executive officers were appointed by and hold office at the discretion of the Board of Directors.

Name                Age  Current Position/Offices (1)
----                ---  ----------------------------
Thomas A. Johnson .. 51  General Auditor
Joseph M. Leone .... 44  Executive Vice President and Chief Financial Officer
William M. O'Grady . 58  Executive Vice President - Administration
Jeffrey D. Simon ... 32  Senior Vice President - Investor Relations and
                         Corporate Planning
Ernest D. Stein .... 58  Executive Vice President, General Counsel and Secretary
Corinne M. Taylor .. 36  Senior Vice President and Treasurer
William J. Taylor .. 46  Senior Vice President and Controller
Yukiharu Uno ....... 45  Executive Vice President - Multi-National Marketing

----------
(1) Certain Executive Officers are also directors or trustees of privately held or not-for-profit organizations that are not discussed below.

      Thomas A. Johnson has served as General Auditor of the Company since January 1990. Previously, Mr. Johnson served in various internal audit positions with Manufacturers Hanover Corporation, including Deputy General Auditor, since September 1968.

      Joseph M. Leone has served as Executive Vice President and Chief Financial Officer of the Company since July 1995. Previously, Mr. Leone served as Executive Vice President of Sales Financing, a business unit of the Company, from June 1991, and in a number of other executive positions with the Company and Manufacturers Hanover Corporation since May 1982.

      William M. O'Grady has served as Executive Vice President of Administration of the Company since January 1986 and previously served in a number of other executive positions with the Company and with RCA Corporation, a prior owner of the Company, from July 1965.

      Jeffrey D. Simon has served as Senior Vice President of Investor Relations and Corporate Planning of the Company since October 1997. Previously, Mr. Simon served with Business Credit, a business unit of the Company, as Senior Vice President since January 1996, as Vice President and Regional Manager since June 1993, and in various other positions since July 1988.

      Ernest D. Stein has served as Executive Vice President, General Counsel and Secretary of the Company since February 1994. Previously, Mr. Stein served as Senior Vice President and Deputy General Counsel since April 1993, as Senior Vice President and Assistant General Counsel since March 1992, and in a number of executive positions with Manufacturers Hanover Corporation, including Executive Vice President and General Counsel since December 1985.

      Corinne M. Taylor has served as Senior Vice President and Treasurer of the Company since March 1993. Previously, Ms. Taylor served in various executive positions with the Company, including Vice President Finance since September 1990.

      William J. Taylor has served as Senior Vice President and Controller of the Company since March 1993. Previously, Mr. Taylor served in various executive positions with the Company, including Vice President and Controller since May 1989.

      Yukiharu Uno has served as Executive Vice President of Multi-National Marketing since April 1996. He also served as a Director from April 1996 to December 1997. Previously, Mr. Uno was employed by DKB since April 1976, where he served in a number of executive positions including Manager and Head of the CIT Office in the Americas Division and Assistant General Manager of the Americas Group in the International Banking Coordination Division.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

      The table below shows, as of February 27, 1998, the name and address of each person known to the Company that beneficially owns in excess of 5% of any class of Voting Stock.


                                                                      Amount and Nature of
                                                                      Beneficial Ownership
                                                              -----------------------------------
      Title of Class              Name and Address of          Sole Voting and  Shared Voting and  Percent
         of Stock                  Beneficial Owner           Investment Power  Investment Power  of Class
         --------                  ----------------           ----------------  ----------------- --------
Class A Common Stock      American Century Companies, Inc.        2,311,300            20,300        6.3%
                          4500 Main Street
                          P.O. Box 418210
                          Kansas City, MO 64141-9210
                          Attn: David H. Reinmiller

Class A Common Stock      Jurika & Voyles, L.P.                     246,870         1,755,288        5.4%
                          1999 Harrison Street
                          Suite 700
                          Oakland, CA 94612

Class B Common Stock      The Dai-Ichi Kangyo Bank,             126,000,000(1)              0        100%
                          Limited
                          1-5, Uchisaiwaicho, 1-chome
                          Chiyoda-ku, Tokyo 100
                          Japan

----------
(1) Represents approximately 77.2% of the combined economic interest and 94.4% of the combined voting power of all the outstanding Common Stock.

Security Ownership Of Directors And Executive Officers

      The table below shows, as of February 27, 1998, the number of shares of Class A Common Stock owned by each Director, by Messrs. Gamper, Pollicino, Leone, O'Grady, and Stein (the "Named Executive Officers"), and by the Directors and Executive Officers of the Company as a group.

                                      Amount and Nature
                                     of Beneficial Ownership         Percentage
    Name of Individual             (Class A Common Stock)(1)(2)       of Class
    ------------------             ----------------------------       --------
Hisao Kobayashi ..................             2,100                      *
Albert R. Gamper, Jr. (3) ........           140,126                      *
Daniel P. Amos (4) ...............            47,000                      *
Yoshiro Aoki .....................                 0                      *
Takasuke Kaneko ..................                 0                      *
Joseph A Pollicino ...............            77,778                      *
Paul N. Roth .....................             8,500                      *
Peter J. Tobin ...................             7,000                      *
Tohru Tonoike ....................                 0                      *
Joseph M. Leone ..................            30,043                      *
William M. O'Grady ...............            27,502                      *
Ernest D. Stein ..................            27,150                      *
Alan F. White ....................                 0                      *
All Directors and executive
  officers as a group
 (18 persons) ....................           411,824                    1.1%

----------
* Represents less than 1% of the total outstanding Class A Common Stock.

(1) Includes shares of Restricted Stock awarded under the Long-Term Equity Compensation Plan in connection with the termination of The CIT Career Incentive Plan, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper -- 125,926, Mr. Pollicino -- 77,778, Mr. Roth -- 5,000, Mr. Tobin -- 5,000, Mr. Leone -- 26,043, Mr. O'Grady -- 23,502, and Mr. Stein -- 17,150.

(2) Does not include shares of stock issuable pursuant to stock options awarded under the Long-Term Equity Compensation Plan, none of which will vest within 60 days after March 30, 1998.

(3) Includes 1,100 shares owned by Mr. Gamper's daughter and 1,100 shares owned by Mr. Gamper's son, as to which Mr. Gamper disclaims beneficial ownership.

(4) Includes 20,000 shares owned by the Daniel P. Amos and Shannon Amos Foundation, Inc. and 7,000 shares owned by Lapaul, Inc., each of which is controlled by Mr. Amos.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on the Company's records and other information, the Company believes that its Directors and officers complied with all applicable SEC filing requirements for reporting beneficial ownership of equity securities of the Company for 1997.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

      Directors who are not employees or officers of DKB or CIT or of any subsidiary of either of them are paid an annual Board membership fee of $30,000, an attendance fee of $1,000 for each meeting of the Board of Directors, and an annual membership fee of $5,000 for service on any committee of the Board of Directors. In addition, such Directors are eligible for grants under the Company's Long-Term Equity Compensation Plan.

      A Compensation Committee of the Board (the "Committee") was appointed at the January 28, 1998 Board of Directors meeting. All such members of the Committee are outside Directors as defined by Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The Compensation Committee approves salaries, bonuses and stock based compensation for the Company's Named Executive Officers; administers and makes awards under the Long-Term Equity Compensation Plan; and considers and makes recommendations on the Company's annual bonus plan. Prior to the establishment of a Compensation Committee, the Executive Committee of the Board of Directors provided oversight on compensation matters in the Company. The Executive Committee met four times in 1997 on compensation matters.

Report from the Compensation Committee Regarding Executive Compensation

Overview and Philosophy

      The Company has adopted compensation programs to attract, retain, motivate and reward management. Its programs are designed to link an executive's compensation to the performance of the Company and the interest of its shareholders. The Company seeks to attract and retain the highest caliber of management by offering, in addition to other intangible non-monetary benefits, total compensation that is comparable to that offered by its competitors. The companies used historically for comparison purposes for compensation analysis may be different from the companies included in the peer group comparison for the Stock Performance Graph. The Company competes for talented executives among a variety of companies, not just those chosen for comparison on stock performance. The Company believes that it is also important to provide compensation components that accrue to the benefit of, and provide security to, its management over the long term, such as pension benefits, to promote the retention of management. To align the interests of management more closely with that of the Company and to motivate and reward individual initiative and effort, the Company seeks to promote performance-based compensation so that contributions to the Company as a whole, as well as the attainment of individual performance goals, are rewarded. Through the use of performance-based plans that reward attainment of operating unit or Company goals, the Company seeks to foster an attitude of teamwork, and the use of tools like equity ownership is important to ensure that the efforts of management are consistent with the objectives of shareholders. Through the use of restricted stock and stock options, the Company seeks to promote increased equity ownership by management in the Company.

Executive Compensation Plans

Base Salaries

      The Company's philosophy on executive compensation emphasizes variable components such as annual and long-term incentives. In 1997, base salary increase reviews were conducted at fifteen month intervals for executive officers, excluding the Vice Chairman and the President and CEO who received eighteen month reviews. Survey data on financial services competitor companies conducted in 1997 showed Company executives were slightly below the market median in base salaries.

Annual Incentives

      Annual incentive pools are funded based upon performance against individual business unit net income targets and the growth of net income over the prior year for the Company as a whole. Executives are rewarded for their individual contributions to attainment of business unit targets and the growth of the Company overall. Survey data on financial services competitor companies conducted in 1997 showed Company executives were at the market median in annual bonus compensation.

Long-Term Incentives

      From 1990 until 1997, the Company's long-term incentive program, "The CIT Career Incentive Plan", granted awards in the form of phantom shares of stock. The value of such phantom shares was related to attainment of performance goals over a three year period. The value of the phantom shares was paid in cash payments over a two year period following the performance period. The performance goals were based upon net income growth targets and return on equity performance over the period.

      Survey data on financial services competitors conducted in 1997 showed Company executives were below the market median in long-term incentive compensation. Although performance targets were consistently exceeded during the period, the availability of annual awards of stock based compensation at competitor companies provided greater opportunity for reward than the Company's cash based phantom stock plan.

      Upon completion of the Offering, the CIT Career Incentive Plan was terminated and a settlement of the final performance period payout was made partially in the form of a one-time cash payment in January 1998 and partially in the form of a grant of Restricted Stock and stock options on the Company's Class A Common Stock. The one-time cash payment, the shares of Restricted Stock and the stock options associated with the termination of the CIT Career Incentive Plan are included in the table "Summary Compensation Table" under Executive Compensation.

      Following the Offering, the Company adopted a stock-based incentive plan, "The Long-Term Equity Compensation Plan" (the "ECP"), covering Directors and employees of the Company and its subsidiaries. The ECP will be administered by the Compensation Committee of the Board of Directors. A series of option grants were made following the Offering to align the interests of the Company's executives with shareholder interests. The level of stock option grants at the Offering were determined with the assistance of an independent compensation consultant in order to provide a competitive initial grant of options.

      The ECP provides for the grant of annual incentive awards, incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. The Compensation Committee will have the discretion to select the employees to whom awards will be granted and to determine the type, size and terms and conditions applicable to each award, and the authority to interpret, construe and implement the provisions of the ECP. Grants under the ECP are intended to provide competitive long-term compensation opportunity that focuses executives on the long-term return to shareholders.

CEO Compensation

      In January 1997, an analysis of Mr. Gamper's compensation in comparison with the compensation of the chief executive officers of other financial services companies was completed. At that time, his total compensation package was below the median of his peers. This shortfall was attributable to smaller long-term awards both in terms of dollar value and as a percentage of base salary.

      Mr. Gamper's base salary was reviewed in June 1997 on an eighteen month review cycle. The salary increase placed him slightly above median and below the average of his peers.

      The funding for the annual bonus plan is based on the attainment of individual business unit targets and at the corporate level on the overall Company growth of net income compared to the prior year. The Company's 1997 net income increased 19% over 1996. The Board of Directors increased Mr. Gamper's annual award for 1997 by 7.5% compared to the prior year.

      A September 1997 survey of a broad group of financial services CEO's confirmed earlier surveys that the shortfall in Mr. Gamper's compensation package was attributable to lower long-term incentive awards. Upon completion of the Offering, a competitive package of restricted stock and stock options was awarded to Mr. Gamper. This award was developed in part to settle the termination of the prior phantom stock plan and to motivate creation of future value in the Company thereby aligning his compensation with the interests of shareholders. The Summary Compensation Table displays a one-time cash payment made to Mr. Gamper (paid in January 1998) which includes the final payment on the 1993-1995 performance period of the Career Incentive Plan and a settlement on the 1996-1998 performance plan.

Dated as of March 9, 1998                          Compensation Committee

                                                   /s/ Daniel P. Amos (Chairman)
                                                   /s/ Peter J. Tobin

Comparative Stock Performance

      SEC rules require proxy statements to contain a performance graph that compares the performance of the Class A Common Stock against Standard & Poor's 500 Stock Index and a published industry or line of business index or group of "peer issuers", covering a five-year period. The Company selected the S&P Financials Index as the appropriate line of business index for purposes of this comparison. Because the Class A Common Stock was not priced in the Offering until November 12, 1997 and did not begin trading on the NYSE until November 13, 1997, the graph compares performance from November 12, 1997 through December 31, 1997. The graph assumes an investment of $100 at the beginning of the period at the Offering price of $27.00 per share of Class A Common Stock.

         The Company's Performance vs S&P Financial and S&P 500 Indices
                   November 12, 1997 through December 31, 1997

     [The following table represents a line graph in the printed material]

                                              1997
                 ---------------------------------------------------------------
                 Nov. 12 Nov. 19 Nov. 26 Dec. 3  Dec. 10 Dec. 17  Dec.24 Dec. 31
                 ------- ------- ------- ------  ------- -------  ------ -------
CIT                100     113     110     116     116     116     116     119
S&P
   Financials      100     105     106     112     112     112     106     111
S&P 500            100     104     105     108     107     107     103     107

Source: Bloomberg; The CIT Group

Executive Compensation

      The table below sets forth the annual and long-term compensation, including bonuses and deferred compensation, of the Named Executive Officers for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996, and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term Compensation
                                                                              --------------------------------
                                              Annual Compensation                          Payouts
                                   -----------------------------------------  ---------------------------------
                                                          Other
                                                         Annual   Restricted  Securities              All Other
      Name and                                           Compen-     Stock    Underlying    LTIP       Compen-
 Principal Positions      Year     Salary      Bonus   sation (1) Awards (2)  Options (3) Payouts(4)  sation (5)
 -------------------      ----     ------      -----   ---------------------  ----------------------  ----------
Albert R. Gamper, Jr .... 1997    $632,320    $845,000   $79,531   $3,400,000   619,200   $4,122,261   $79,697
President and Chief       1996    $600,002    $785,000   $74,319           $0         0   $  722,369   $30,000
Executive Officer         1995    $542,302    $675,000   $87,626           $0         0   $  722,369   $27,692

Joseph A Pollicino ...... 1997    $461,560    $580,000   $47,720   $2,100,000   337,800   $2,533,400   $24,795
Vice Chairman             1996    $439,998    $550,000   $44,775           $0         0   $  433,400   $23,600
                          1995    $401,523    $475,000   $51,205           $0         0   $  433,400   $22,061

Joseph M. Leone ......... 1997    $212,962    $200,000   $18,579     $703,150   114,600   $  829,486   $14,851
Executive Vice            1996    $203,231    $170,000   $11,109           $0         0   $  126,444   $14,129
President and Chief       1995    $189,846    $150,000   $16,362           $0         0   $  126,444   $13,594
Financial Officer

William M. O'Grady ...... 1997    $220,769    $175,000   $16,826     $634,550   108,700   $  742,900   $15,164
Executive Vice            1996    $209,769    $150,000   $ 9,801           $0         0   $  108,350   $14,391
President                 1995    $200,923    $130,000   $12,080           $0         0   $  108,350   $14,037
Administration

Ernest D. Stein ......... 1997    $200,769    $130,000   $12,461     $463,050    79,200    $ 538,895   $14,364
Executive Vice            1996    $192,692    $115,000   $ 6,744           $0         0    $  75,845   $13,708
President, General        1995    $183,077    $100,000   $ 8,979           $0         0    $  75,845   $13,323
Counsel and Secretary

----------
(1) The payments set forth under Other Annual Compensation represent the dividends paid under The CIT Group Holdings, Inc. Career Incentive Plan (the "CIT Career Incentive Plan"). For the performance period 1993 - 1995, Mr. Gamper was awarded 20,000 phantom shares, Mr. Pollicino was awarded 12,000 phantom shares, Mr. Leone was awarded 3,500 phantom shares, Mr. O'Grady was awarded 3,000 phantom shares and Mr. Stein was awarded 2,100 phantom shares. The shares awarded for the performance period 1993 - 1995 are vested in one-third increments commencing January 1996. For the performance period 1996 - 1998 under the CIT Career Incentive Plan, Mr. Gamper was awarded 20,000 phantom shares, Mr. Pollicino was awarded 12,000 phantom shares, Mr. Leone was awarded 4,100 phantom shares, Mr. O'Grady was awarded 3,700 phantom shares and Mr. Stein was awarded 2,700 shares. The Company terminated the CIT Career Incentive Plan in conjunction with the consummation of the Offering.

(2) The compensation reported in the "Restricted Stock Awards" column is the value on the date of issuance of shares of restricted Class A Common Stock awarded under the ECP. The number and value at December 31, 1997 for each such Restricted Stock Award, based upon the closing market price of $32.25 per share for the Company's Class A Common Stock, was as follows: Mr. Gamper - 125,926 shares ($4,061,114); Mr. Pollicino - 77,778 shares ($2,508,341); Mr. Leone - 26,043 shares ($839,887); Mr. O'Grady - 23,502 shares ($757,940); and Mr. Stein - 17,150 shares ($553,088). The Company will pay dividends on the Restricted Stock awarded to each Named Executive Officer.

(3)   Stock options to purchase Class A Common Stock awarded under the ECP.

(4) The payments set forth under LTIP Payouts represent the payout of shares vested under the CIT Career Incentive Plan. The payouts in 1995, 1996 and 1997 were for shares awarded for the performance period 1993 - 1995. Also included under LTIP Payouts for 1997 is the one-time cash payout related to the termination of the CIT Career Incentive Plan for the 1996-1998 Performance Period.

(5) The payments set forth under "All Other Compensation" include the matching employer contribution to each participant's account and an employer flexible retirement contribution to each participant's flexible retirement account under The CIT Group Holdings, Inc. Savings Incentive Plan (the "CIT Savings Plan"). The matching employer contribution is made pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. Each of the Named Executive Officers received a contribution of $6,333 under the employer match and a contribution of $6,400 under the employer flexible retirement account. The payments set forth under "All Other Compensation" also include contributions to each participant's account under The CIT Group Holdings, Inc. Supplemental Savings Plan (the "CIT Supplemental Savings Plan"), which is an unfunded non-qualified plan. They are as follows: Mr. Gamper-$18,893; Mr. Pollicino- $12,062; Mr. Leone-$2,118; Mr.
      O'Grady-$2,431; and Mr. Stein-$1,631. In 1997, Mr. Gamper received a payment of $48,071 designed to cover the 1.45% Medicare tax liability created by vesting in the Company's deferred retirement benefits.

Stock Option Awards During 1997

      Stock options and other rights related to Class A Common Stock may be awarded to executives under the ECP. The following table shows the stock options awarded under the ECP to the Named Executive Officers in 1997.

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                 Individual Grants
                                  -------------------------------------------------------------------------------
                                      Number of      % of Total
                                      Securities   Options Granted                                  Grant Date
                                      Underlying     to Employees   Exercise or     Expiration         Present
         Name                     Options Granted(2) in Fiscal Year  Base Price         Date         Value (3)(4)
         ----                     ------------------ --------------  ----------         ----         ------------
Albert R. Gamper, Jr. ..........       619,200          15.3%         $27.00       Nov. 13, 2007     $6,928,848
President and Chief Executive
Officer
Joseph A. Pollicino ............       337,800           8.3%         $27.00       Nov. 13, 2007     $3,779,982
Vice Chairman
Joseph M. Leone ................       114,600           2.8%         $27.00       Nov. 13, 2007     $1,282,374
Executive Vice President and
Chief Financial Officer
William M. O'Grady .............       108,700           2.7%         $27.00       Nov. 13, 2007     $1,216,353
Executive Vice President
Administration
Ernest D. Stein ................        79,200           2.0%         $27.00       Nov. 13, 2007      $ 886,248
Executive Vice President, General
Counsel, and Secretary

----------
(1) In conjunction with the Offering, the Company terminated the CIT Career Incentive Plan. Payments to participants in respect of the termination were made partially in the form of cash in 1998 and partially in the form of a grant in 1997 of Restricted Stock in the form of shares of Class A Common Stock and options to purchase shares of Class A Common Stock. The options associated with the termination of the CIT Career Incentive Plan are included in the tables.

(2) Includes (a) stock options, one third of which vests on each of the first, second and third anniversary of the date of grant, awarded as follows: Mr. Gamper - 353,800; Mr. Pollicino - 193,000; Mr. Leone - 58,000; Mr. O'Grady
      - 54,100; and Mr. Stein - 39,400; and (b) other stock options awarded in connection with the Offering, which vest one-third on each of the third, fourth and fifth anniversary of the date of the grant, awarded as follows:
      Mr. Gamper - 265,400;  Mr.  Pollicino - 144,800;  Mr. Leone - 56,600;  Mr.
      O'Grady - 54,600; and Mr. Stein - 39,800. None of the options has vested as of the date of this Proxy Statement.

(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table are identified below. Where appropriate, assumptions are presented for the November grants. The model assumed: (i) an option term of ten years on all grants, (ii) an interest rate of 5.88 percent that represents the interest rates on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option terms, (iii) volatility of 26.8 percent calculated using daily stock prices of common stock from the date of the company's initial public offering through February 12, 1998, and
      (iv) a dividend yield of 1.48 percent based on the grant price of the options and projected annual dividends on common stock.

(4) The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value of the options, if any, that an officer may realize will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

      The following table and notes have additional information on stock options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                Number of
                                                                               Securities           Value
                                                                               Underlying        Unexercised
                                                                               Unexercised      In-the-Money
                                                                               Options at        Options at
                                                                                12/31/97          12/31/97
                                                  Shares                        --------          --------
                                                 Acquired        Value        Exercisable/      Exercisable/
        Name                                    on Exercise    Realized      Unexercisable     Unexercisable
        ----                                    -----------    --------      -------------     -------------
Albert R. Gamper, Jr. ........................       0            $0           0/619,200       $0/$3,250,800
President and Chief Executive Officer

Joseph A. Pollicino ..........................       0            $0           0/337,800       $0/$1,773,450
Vice Chairman

Joseph M. Leone ...............................      0            $0           0/114,600       $0/$601,650
Executive Vice President and Chief
Financial Officer

William M. O'Grady ............................      0            $0           0/108,700       $0/$570,675
Executive Vice President Administration

Ernest D. Stein ...............................      0            $0           0/79,200        $0/$415,800
Executive Vice President, General Counsel
and Secretary

      The options reported are non-qualified stock options to purchase shares of Class A Common Stock awarded under the ECP. The exercise price of the options is $27.00 per share and the closing trading price on the NYSE of Class A Common Stock at December 31, 1997 was $32.25.

Benefit Plans

Retirement Plans

      Effective January 1, 1990, The CIT Group Holdings, Inc. Retirement Plan (the "CIT Retirement Plan") was established. Assets necessary to fund the CIT Retirement Plan were transferred from the MHC Retirement Plan, Inc. (the "MHC Retirement Plan"), the predecessor plan in which the Company's employees participated. Accumulated years of benefit service under the MHC Retirement Plan are included in the benefits formula of the CIT Retirement Plan, which covers officers and salaried employees who have one year of service and have attained age 21.

      Subject to certain exceptions, at the normal retirement age of 65, an employee's pension is 1.25% of final average salary, as defined below, for each of the first 20 years of benefit service as a participant and 0.75% of such salary for each year of the next 20 years of benefit service. In general, an employee who was a participant in the MHC Retirement Plan before 1985 will receive a pension of not less than 2.0% of final average salary for each of the first 20 years of benefit service as a participant and 1.0% of such salary for each of the next 20 years of benefit service, reduced by 0.4% of the participant's covered compensation for each year of such benefit service up to a maximum of 35 years and further reduced by the value of certain benefits under the CIT Savings Plan. An employee who was a participant in the former CIT Retirement Plan on June 30, 1986 will not receive a pension of less than 1.1% of final average salary up to certain Social Security limits plus 1.5% of final average salary in excess of the Social Security limits, for each year of benefit service to a maximum of 35 years, reduced by certain benefits under the CIT Savings Plan. "Final average salary" is the highest average salary received in any five consecutive years in the last ten years. "Salary" includes all wages paid by the Company, including before-tax contributions made to the CIT Savings Plan and salary reduction contributions pursuant to any Section 125 Plan, but excluding commissions, bonuses, incentive compensation, overtime, reimbursement of expenses, directors' fees, severance pay and deferred compensation. This salary is comparable to the "Salary" shown in the Summary Compensation Table. After completing five years of service, an employee whose employment with the participating company has terminated is entitled to a benefit, as of the employee's normal retirement date, equal to the benefit earned to the date of termination of employment, or an actuarially reduced benefit commencing at any time after age 55 if the participant is eligible for early retirement under the CIT Retirement Plan. Certain death benefits are available to eligible surviving spouses of participants.

      Since various laws and regulations set limits on the amounts allocable to a participant under the CIT Savings Plan and benefits under the CIT Retirement Plan, the Company has established the CIT Supplemental Retirement Plan. The CIT Supplemental Retirement Plan provides retirement benefits on an unfunded basis to participants who retire from the Company (whose benefits under the CIT Retirement Plan would be restricted by the limits) of an amount equal to the difference between the annual retirement benefits permitted and the amount that would have been paid but for the limitations imposed.

      The amounts set forth in the table are the amounts which would be paid to employees hired before 1985 pursuant to the CIT Retirement Plan and the CIT Supplemental Retirement Plan at a participants' normal retirement age assuming the indicated final average salary and the indicated years of benefit service and assuming that the straight life annuity form of benefit will be elected and that CIT Supplemental Retirement Plan benefits will be paid in the form of an annuity. The amounts may be overstated to the extent that they do not reflect the reduction for any benefits under the CIT Savings Plan.

PENSION PLAN TABLE

             Annual Benefits Based on Years of Credited Service (1)
             ------------------------------------------------------

     Final
     Average
     Salary of
     Employee            15        20        25        30        35        40
    ----------           --        --        --        --        --        --
      150,000          43,132    57,510    64,387    71,265    78,142    85,642
      200,000          58,132    77,510    86,887    96,265   105,642   115,642
      250,000          73,132    97,510   109,387   121,265   133,142   145,642
      300,000          88,132   117,510   131,887   146,265   160,642   175,642
      350,000         103,132   137,510   154,387   171,265   188,142   205,642
      400,000         118,132   157,510   176,887   196,265   215,642   235,642
      450,000         133,132   177,510   199,387   221,265   243,142   265,642
      500,000         148,132   197,510   221,887   246,265   270,642   295,642
      550,000         163,132   217,510   244,387   271,265   298,142   325,642
      600,000         178,132   237,510   266,887   296,265   325,642   355,642
      650,000         193,132   257,510   289,387   321,265   353,142   385,642

----------
(1) At December 31, 1997, Messrs. Gamper, Pollicino, Leone, O'Grady and Stein had 30, 33, 13, 28 and 4 years of benefit service respectively.

Executive Retirement Plan

      The Named Executive Officers are participants under the Executive Retirement Plan. The benefit provided is life insurance equal to approximately three times salary during such participant's employment, with a life annuity option payable monthly by the Company upon retirement. The participant pays a portion of the annual premium and the Company pays the balance on behalf of the participant. The Company is entitled to recoup its payments from the proceeds of the policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of the current income of the Company and the Company anticipates recovering the cost of the life annuity out of the proceeds of the life insurance policy payable upon the death of the participant.

      In addition to the table of pension benefits shown above, the Company is conditionally obligated to make annual payments under the Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement: Mr. Gamper, $367,130, Mr. Pollicino, $233,642, Mr. Leone, $155,392, Mr. O'Grady,
$120,053, and Mr. Stein, $72,351.

Compensation Committee Interlocks and Insider Participation

      Prior to the Offering, the Executive Committee of the Board of Directors functioned as the compensation committee and set the compensation for all executives except Messrs. Gamper, Pollicino, Tonoike and Uno. The members of the Executive Committee were as follows:

                        Albert R. Gamper, Jr.
                        Joseph A. Pollicino
                        Peter J. Tobin
                        Tohru Tonoike
                        Yukiharu Uno

      The Board of Directors, except for Messrs. Gamper and Pollicino, who were absent from any portion of meetings when their compensation was discussed, set the compensation of Messrs. Gamper and Pollicino. DKB determines the compensation for Messrs. Tonoike and Uno. Mr. Tobin recently retired as an executive of Chase. The Executive Committee was dissolved following the consummation of the Offering, although the Board of Directors may determine to reconstitute the Executive Committee at any time.

Employment Agreements

      Mr. Gamper has an employment agreement with the Company which provides that he will serve as the Chief Executive Officer, President, and member of the Board of Directors of the Company. His employment agreement initially ran for five years from December 29, 1989, and subsequently was extended until December 31, 1999. The agreement provides for the payment of an annual base salary of not less than the amount Mr. Gamper received prior to the date of his last extension on April 1, 1997. Pursuant to his employment agreement, Mr. Gamper's base salary and performance is reviewed by the Board of Directors during the term of the agreement pursuant to the Company's normal practices, subject to increases but not to decreases. Mr. Gamper's employment agreement provides for participation in all executive bonus and incentive compensation plans.

      Mr. Pollicino has an employment agreement with the Company which provides that he shall serve as the Vice Chairman and member of the Board of Directors of the Company. Mr. Pollicino's employment agreement initially ran for five years from December 29, 1989, and subsequently was extended until December 31, 1999. The agreement provides for the payment of an annual base salary of not less than the amount Mr. Pollicino received prior to the date of his last extension on April 1, 1997. Pursuant to his employment agreement, Mr. Pollicino's base salary and performance is reviewed by the Board of Directors during the term of the agreement pursuant to the Company's normal practices, subject to increases but not to decreases. Mr. Pollicino's employment agreement provides for participation in all executive bonus and incentive compensation plans.

      Mr. Leone, Mr. O'Grady and Mr. Stein also have employment agreements with the Company. Mr. Leone's and Mr. O'Grady's employment agreements initially ran for three years from December 29, 1989, and subsequently were extended until December 31, 1998. Mr. Stein entered into an employment agreement on March 17, 1995, which was subsequently extended until December 31, 1998. Mr. Leone's, Mr. O'Grady's and Mr. Stein's respective agreements provide for the payment of an annual base salary of not less than the amount received prior to the date of the last extension on December 6, 1996, to be reviewed by the chief executive officer or his designee pursuant to the Company's normal practices, subject to increases but not to decreases. The employment agreements also provide for participation in all executive bonus and incentive compensation plans.

Termination And Change-In-Control Arrangements

      Mr. Gamper's and Mr. Pollicino's employment agreements with the Company provide that if their employment is terminated "without Cause" (as defined in the agreement) or if they resign for "Good Reason" (as defined in the agreement) they will be entitled to receive severance payments equal to their base salary for the greater of thirty-six months or the remainder of the agreement term, provided that they do not violate the confidentiality or non-competition provisions of the agreement (the latter of which, subject to certain exceptions, extend for up to two years from the date of termination of employment), in which case the Company would have no obligation to make any remaining payments. Further, they will be entitled to receive, among other things, all previously earned and accrued entitlements and benefits of the Company, full employee welfare benefit coverage, outplacement services for up to one year, any awards due under the ECP, and all benefits payable under the Company's Executive Benefits Program.

      Each of the employment agreements of Mr. Leone, Mr. O'Grady and Mr. Stein provide that if his employment is terminated "without Cause" (as defined in the agreement) or if he resigns for "Good Reason" (as defined in the agreement), he will be entitled to receive severance payments equal to his base salary for the greater of 24 months or the remainder of the agreement term, provided that he does not violate the confidentiality or non-competition provisions of the agreement (the latter of which, subject to certain exceptions, extend for up to two years), in which case the Company would have no obligation to make any remaining payments. Further, upon such termination or resignation, he will be entitled to all previously earned and accrued entitlements and benefits, continued employee welfare benefit coverage for 18 months, outplacement services, any awards due under the ECP, and all benefits payable under the Company's Executive Benefits Program.

      If the Company terminates Mr. Gamper or Mr. Pollicino for Cause or if they terminate their employment for any reason other than Good Reason, they will be entitled to all previously earned and accrued entitlements and benefits of the Company.

      With respect to Mr. Leone, Mr. O'Grady and Mr. Stein, if they are terminated by the Company for cause based on non-performance as determined by the chief executive officer of the Company as of the execution of the employment agreement, they will receive all earned and accrued entitlements and benefits, participation for 18 months in the Company's welfare benefit plan, outplacement services and base salary for 12 months. This amount is increased to base salary for 24 months if the chief executive officer at the time of such termination is not the chief executive officer of the Company as of the execution of the employment agreement. Termination for Cause based on malfeasance or resignation for any reason other than "Good Reason" provides for all previously earned and accrued entitlements and benefits from the Company.

      If, during the term of Mr. Gamper's and Mr. Pollicino's employment agreements, a "Change of Control" (as defined in the agreement) occurs on or prior to December 31, 1999, Mr. Gamper and Mr. Pollicino will be entitled to receive a "special payment." With respect to Mr. Gamper, the amount of such special payment shall equal the sum of his prior four years annual bonuses under the CIT Bonus Plan, and with respect to Mr. Pollicino, the amount of such special payment shall equal the sum of his prior three years annual bonuses under the CIT Bonus Plan. Mr. Gamper and Mr. Pollicino's special payments are payable over a one year period as follows: (i) one-half of the payment shall be paid within 30 days after the date of the Change of Control; and (ii) one-half shall be paid on or before the first anniversary date of such Change of Control.

      Notwithstanding the foregoing provision, the special payment shall be forfeited if during the one-year period following the date of a Change of
Control: (i) their employment is involuntarily terminated by the Company for cause; (ii) they voluntarily terminate employment with the Company for any reason other than good reason; or (iii) they breach any non-compete or confidentiality covenant contained in their employment agreements.

      In the event of a Change of Control during the term of employment, Mr. Gamper or Mr. Pollicino may elect, on 90 days notice, to terminate their employment, and have such termination deemed "Good Reason"(i) upon the first anniversary of the Change of Control or (ii) at their election, if the first anniversary is prior to December 31, 1998, then on December 31, 1998. In the event the first anniversary of such a Change of Control occurs after the end of the term, the term shall be extended to the first anniversary of the Change of Control.

      If, during the term of their respective employment agreements, a "Change of Control" (as defined in the agreement) occurs on or prior to December 31, 1998, Mr. Leone, Mr. O'Grady, and Mr. Stein will be entitled to receive a "special payment." The amount of such special payment shall equal the sum of their respective prior two years annual bonuses under The CIT Bonus Plan. The special payment will be payable over a two year period as follows: (i) one-third of the payment shall be paid within 30 days after the Change of Control; (ii) one-third shall be paid on or before the first anniversary date of such Change of Control; and (iii) one-third shall be paid on or before the second anniversary date of such Change of Control. Notwithstanding the above, the special payment will be forfeited (i) to the extent such payment or any part thereof, when aggregated with any other benefit or compensation payment due to the executive, would cause the executive to be subject to taxation under Section 4999 of the Internal Revenue Code of 1986 or (ii) if during the two year period commencing on the date of such Change of Control and ending on the second anniversary of such date, (a) their employment is involuntarily terminated by the Company for cause, (b) they voluntarily terminate employment for any reason other than "Good Reason" as defined in their respective employment agreements or
(c)  they  breach  the  non-compete  or  confidentiality   provisions  of  their
agreements.

      Under the ECP, if a participant's employment with the Company is terminated by the Company, or a successor to the Company, on or after a Change of Control and prior to the first anniversary of such Change of Control: (i) all Options and SARs, other than Options granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the Offering, held by the participant, if any, shall become immediately exercisable;
(ii) all restrictions and limitations imposed on Restricted Stock, other than Restricted Stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the Offering, held by the participant, if any, shall lapse; and (iii) the target payout opportunities under all outstanding Annual Incentive Awards, Performance Shares and Performance Units held by the participant, if any, will be deemed to have been fully earned for the Performance Period. The vesting of all Awards denominated in shares of Class A Common Stock will be accelerated as of the date of termination of the participant's employment with the Company and there shall be paid out in cash, within 30 days of the date of termination of the participant's employment with the Company, a pro rata amount based on assumed achievement of all performance goals and upon the length of time of the performance period elapsed before the Change of Control as determined by the Administrator. The vesting of all Options and Restricted Stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the Offering would be accelerated in the event the participant is terminated on or after the Change of Control and during the five-year period following the Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has in the past and may in the future enter into certain transactions with affiliates of the Company. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into at a fair market value for the transaction.

      Paul N. Roth, a director of the Company, is a partner of Schulte Roth & Zabel, which provides legal services to the Company. Schulte Roth & Zabel LLP has been retained in the past and will continue in the future to serve as outside counsel for DKB.

Relationship with DKB

      DKB beneficially owns 126,000,000 of the outstanding shares of Class B Common Stock of the Company (which have five votes per share). The Class B Common Stock owned by DKB represents in the aggregate 94.4 % of the combined voting power and 77.2 % of the combined economic interest of all of the outstanding Common Stock. For as long as DKB continues to own shares of Common Stock representing more than 50% of the combined voting power of the Class A Common Stock and Class B Common Stock, DKB will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to (i) mergers or other business combinations involving the Company, (ii) the acquisition or disposition of assets by the Company, (iii) the incurrence of indebtedness by the Company, (iv) the issuance of any additional Common Stock or other equity securities and (v) the payment of dividends with respect to the Common Stock. Similarly, DKB will have the power
(i) to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, (ii) to prevent a change in control of the Company or (iii) to take other actions that might be favorable to DKB.

      DKB has advised the Company that it currently intends to continue to hold all of the shares of Class B Common Stock owned by it. However, DKB is not subject to any contractual obligation to retain its controlling interest, except that DKB has agreed not to sell or otherwise dispose of any shares of Class B Common Stock for a period of 180 days after the date of the Offering without the prior written consent of J.P. Morgan Securities Inc. As a result, there can be no assurance that DKB will maintain its percentage ownership of Common Stock immediately following the Offering for any specified period of time.

      Set forth below are descriptions of certain agreements, relationships and transactions between the Company and DKB.

Regulatory Compliance Agreement

      DKB is subject to U.S. and Japanese banking laws, regulations, guidelines and orders that affect permissible activities of the Company. DKB and the Company have entered into a regulatory compliance agreement (the "Regulatory Compliance Agreement") in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). That Agreement prohibits the Company from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted or such filings having been made. The Company is also prohibited from engaging in any activity as would cause DKB, the Company or any affiliate of DKB or the Company to violate any Banking Laws. In the event that, at any time, it is determined by DKB that any activity then conducted by the Company is prohibited by any Banking Law, the Company is required to take all reasonable steps to cease such activity.

      Under the terms of the Regulatory Compliance Agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

      The Regulatory Compliance Agreement expires upon the earlier of the date on which DKB owns no shares of Common Stock or DKB, in its sole discretion, requests and obtains an opinion of counsel that (i) DKB will not be required to receive prior approval from or give notice to or make filings with applicable regulatory authorities under the Banking Laws as a result of the Company or any of its subsidiaries engaging in any activity and (ii) DKB and the Company are no longer subject to the jurisdiction of the Banking Laws with respect to the activities or transactions in which the Company may engage.

Registration Rights Agreement

      DKB and the Company entered into a registration rights agreement (the "Registration Rights Agreement"), which provides that, upon the request of DKB, its subsidiaries or certain transferees of Common Stock from DKB or its subsidiaries (each, a "Qualified Transferee"), the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Class A Common Stock that it may hold or that are issued or issuable upon conversion of any other security that it may hold (including the shares of Class B Common Stock) and of any other securities issued or issuable in respect of the Class A Common Stock, in each case for sale in accordance with the intended method of disposition of the holder or holders making such demand for registration, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. DKB, its subsidiaries or any Qualified Transferee also have the right, which it may exercise at any time and from time to time, subject to certain limitations, to include any such shares and other securities in other registrations of equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will pay all costs and expenses in connection with each such registration which DKB, any subsidiary thereof or any Qualified Transferee initiates or in which any of them participates. The Registration Rights Agreement contains indemnification and contribution provisions: (i) by DKB and its permitted assigns for the benefit of the Company; and (ii) by the Company for the benefit of DKB and other persons entitled to effect registrations of Class A Common Stock (and other securities) pursuant to its terms, and related persons.

Tax Allocation Agreement

      DKB does not include the Company in its consolidated group for federal income tax purposes. DKB includes the Company in its consolidated group for state income tax purposes only in the State of California. Pursuant to a Tax Allocation Agreement, dated as of October 23, 1991 (the "Tax Allocation Agreement"), the Company and certain other subsidiaries of DKB file a consolidated unitary California franchise tax return and have elected to file that return on a "water's edge" basis. Under the Tax Allocation Agreement, the Company is obligated to pay to DKB the California franchise tax that the Company would have paid as if it were filing on the same basis it would have filed on had it not entered into the Tax Allocation Agreement, and its liability cannot exceed the tax liability it would have incurred had it not entered into the Tax Allocation Agreement. DKB absorbs any residual cost or benefit of the filing of a consolidated unitary California franchise tax return.

Other Transactions

      At December 31, 1997, the Company's credit line coverage with 53 banks totaled $5.0 billion of committed facilities. At December 31, 1997, DKB was a committed bank under a $1.2 billion revolving credit facility and a $3.7 billion revolving credit facility, with commitments of $71.2 million and $213.8 million, respectively.

      The Company has entered into interest rate swap and cross currency interest rate swap agreements with financial institutions acting as principal counterparties, including affiliates of DKB. At December 31, 1997, the notional principal amount outstanding on interest rate swap agreements with DKB and its affiliates totaled $220.0 million. The notional principal amount outstanding on foreign currency swaps totaled $168.0 million with DKB at year-end 1997.

      The Company has entered into leveraged leasing arrangements with third party loan participants, including affiliates of DKB. Leveraged lease receivables, which are included in lease receivables on the Company's financial statements, exclude the portion of lease receivables offset by related nonrecourse debt payable to third party lenders, including amounts owed to affiliates of DKB that totaled $459.0 million at year-end 1997

      At December 31, 1997, the Company had entered into credit-related commitments with DKB in the form of letters of credit totaling $15.2 million, equal to the amount of the single lump sum premium necessary to provide group life insurance coverage to certain eligible retired employees and an amount to fund certain overseas finance receivables.

      The Company has entered into cash collateral loan agreements with DKB pursuant to which DKB made loans to four separate cash collateral trusts in order to provide additional security for payments on the certificates of the related contract trusts. These contract trusts were formed for the purpose of securitizing certain recreational vehicle and recreational marine finance receivables. At December 31, 1997, the principal amount outstanding on the cash collateral loans was $45.8 million.

                                   PROPOSAL 2.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, 150 John F. Kennedy Parkway, Short Hills, New Jersey 07078, as independent accountants to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 1998, and to perform other appropriate accounting services. This appointment was recommended by the Audit Committee of the Board of Directors. A resolution will be presented to the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the selection of independent accountants will be reconsidered by the Board of Directors .

      KPMG Peat Marwick LLP has examined the financial statements of the Company since 1984. A member of KPMG Peat Marwick LLP will be present at the meeting and will be available to respond to appropriate questions by stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR 1998.

               STOCKHOLDERS PROPOSALS AND NOMINATIONS FOR THE 1998
                                 ANNUAL MEETING

      Stockholders proposals to be included in the Proxy Statement for our next annual meeting of stockholders must be received by the Secretary of the Company not later than December 2, 1998.

      Also, under our By-laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of the Company no later than the close of business on March 28, 1999 and not earlier than February 26, 1999. The notice must contain the information required by the By-laws.

      These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

      Copies of our By-laws may be obtained from the Secretary.

                              COST OF SOLICITATION

      The cost of soliciting proxies in the accompanying form will be paid by the Company. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

                                             By Order of the Board of Directors

                                             /s/ Ernest D. Stein
                                             -----------------------------------
                                             Ernest D. Stein
                                             Secretary

                              THE CIT GROUP, INC.

   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF
              STOCKHOLDERS OF THE CIT GROUP, INC. ON MAY 27, 1998.

      The undersigned stockholder appoints each of Anne Beroza, Donald J. Rapson and James P. Shanahan attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of The CIT Group, Inc. that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                                        THE CIT GROUP, INC.
                                        P.O. BOX 11216
                                        NEW YORK, N.Y. 10203-0216

     ------------

     ------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors      FOR all nominees  [ ]     WITHHOLD authority to vote      [ ]      *EXCEPTIONS  [ ]
                              listed below              for all nominees listed below

Nominees: Hisao Kobayashi,  Albert R. Gamper, Jr., Daniel P. Amos, Yoshiro Aoki,
  Takasuke Kaneko, Joseph A. Pollicino, Paul N. Roth, Peter J. Tobin, Tohru Tonoike, Alan F. White

(INSTRUCTIONS:  To withhold authority to vote for any individual  nominee,  mark the "Exceptions" box and write that nominee's name in the space provided below.)
  *Exceptions___________________________________________________________________

2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

   FOR  [ ]     AGAINST  [ ]   ABSTAIN  [ ]

WILL ATTEND MEETING   YES  [ ]      NO  [ ]

VOTING BY MAIL: If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give your full title as such.


                                                     Change of Address and   [ ]
                                                     or Comments Mark Here

                        NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give full title as such.


                        Dated:_____________________________________________,1998


                        ________________________________________________________
                                                Signature

                        ________________________________________________________

                                                Signature

                        Votes must be indicated
                        (x) in Black or Blue ink.


(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)